STANDARD INDUSTRIAL/COMMERICAL SINGLE-TENANT LEASE –NET

(DO NOT USE THIS FORM FOR MULTI-TENANT BUILDINGS)

1.

Basic Provisions (“Basic Provisions”).

1.1

Parties:  This Lease  (“Lease”), dated for reference purposes only, May 1, 2002,

is made by and between James E. Welsh and Nancy S. Welsh, trustees under Welsh Family Trust dated April 29, 1979 (“Lessor”) and Arlon, Inc (“Lessee”), (collectively the “Parties”, or individually a “Party”).

1.2

Premises:  That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as 2811 Harbor Blvd;, Santa Ana, California, located in the County of Orange, Ste of California, and generally described as (describe briefly the nature of the property and, if applicable, the “Project”, if the property is located within a Project) Parcel Nos. 1, 2 and 3 as shown on that certain Parcel Map in the City of Santa Ana, County of Orange, State of California, filed in Book 83 at Pages 6 and 7 of Parcel Maps, Records of said County; together with all improvements thereon. (“Premises”).  (See also Paragraph2)

1.3

Term: Five (5) years and _________ months (”Original Term”) commencing July 6, 2003 (“Commencement Date”) and ending July 5, 2008______________ (“Expiration Date”).  (See also Paragraph 3)

1.4

Early Possession: N/A________________________________ (“Early Possession date”) (See also Paragraphs 3.2 and 3.3)

1.5

Base Rent $______________ Base Rent shall be established in Paragraph 4.3, but not less than $67,513.86 per month (“Base Rent”), payable on the Sixth (6th) ___ day of each month commencing July 6, 2003 _______.  (See also Paragraph 4)

  If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

1.6

Base Rent Paid Upon Execution: $ none_________________ as Base Rent for the period _______________________.

1.7

Security Deposit: $ none_____________________ (“Security Deposit”).  (See also Paragraph 5)

1.8

Agreed Use: manufacturing, warehousing, distribution, and any other related legal use__ (See also Paragraph 6)

1.9

Insuring Party: Lessee ~~Lessor~~ is the “Insuring Party” ~~unless otherwise stated herein~~.  (See also Paragraph 8)

~~1.10 Real Estate Brokers: (See also Paragraph 15)~~

~~(a)~~

~~Representation:  The following real estate brokers (collectively, the “Brokers”) and brokerage relationships exist in this transaction check applicable boxes):~~

~~□_______________________________________represents Lessor exclusively (“Lessor’s Broker”)~~

~~□_______________________________________ represents Lessee exclusively (“Lessee’s Broker”)~~

~~□______________________________________________represents both Lessor and Lessee (“Dual Agency”).~~

~~__________ (b) Payment to Brokers:  Upon execution and delivery of this Lease by both Parties, Lessor shall pay to the Broker the fee agreed to in their separate written agreement (or if there is no such agreement, the sum of _________% of the total Base Rent for the brokerage services rendered by said Broker).~~

1.11 Guarantor.  The obligations of the Lessee under this Lease are to be guaranteed by Bairnco Corporation ____  (“Guarantor).  (See also Paragraph 37)

1.12 Addenda and Exhibits.  Attached hereto is an Addendum or Addenda consisting of Paragraphs 4.3, 4.4, 9.0, 9.1, 9.2, 9.3, 9.4, 9.5, 50 and 51 ~~through~~ ______ and Exhibits _____________________, all of which constitute a part of this lease.

2. Premises.

2.1 Letting.  Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, Convenants, and conditions set forth in this Lease.  Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating rental, is an approximation which the Parties agree is reasonable and the rental based thereon is not subject to revision whether or not the actual size is more or less.

Initials ____________________

FIRST AMENDMENT TO LEASE

This First Amendment is made and effective this 23 day of May, 2005, by and between James E. Welsh and Nancy S. Welsh, trustees under Welsh Family Trust dated April 29, 1979 as “Lessor” and Arlon, Inc as “Lessee” with reference to the following:

A.

Lessor and Lessee are parties to that certain lease agreement entitled “Standard Industrial/Commercial Single Tenant Lease – Net” dated May 1, 2002 and Addendum (the “Lease”) with respect to the Premises located at 2811 harbor Boulevard, Santa Ana, California.  Capitalized terms that are not defined in this Amendment are defined in the Lease.

B.

Lessor and Lessee have agreed to amend the Lease on the terms and conditions set herein.

Now therefore, the parties, intending to be legally bound, do hereby agree that Lease is amended as follows:

1.

Exercise of First Option to Extend. Lessee hereby exercises its first option to extend the Lease for an additional term of sixty (60) months, from July 6, 2008 until July 5, 2013, pursuant to Section 51 of the Lease.  Lessor acknowledges and approves such extension.

2.

Amendment of CPI Adjustment Dates. Section 4/4 of the Lease is amended to provide that the CPI Adjustment Dates of the first term shall be July 6 of the calendar years 2004 and 2006.

3.

No Further Changes. Except as provided above, all terms and conditions of the Lease shall remain in full force and effect.

Lessor:

James E. Welsh and Nancy S. Welsh, Trustees

By: /s/ James E. Welsh

James E. Welsh

By: /s/ Nancy S. Welsh

Nancy S. Welsh

Lessee:

Arlon, Inc.

By:  /s/ Elmer Pruim

Elmer Pruim

Approval of Guarantor: